Exhibit 99

Host America Reports Third Quarter Financial Results

Hamden, CT, May 23, 2005 - Host America Corporation, (NASDAQ-CAFE) generated revenues of $8,163,964 for the three months ended March 31, 2005 as compared to $6,153,567 for the three months ended March 31, 2004.  Accordingly, revenues increased $2,010,397 or approximately 33%.  The Company incurred a loss applicable to common stockholders of $2,126,213 for the three months ended March 31, 2005, a loss per share of $0.47, as compared to a loss applicable to common stockholders of $611,592 for the three months ended March 31, 2004, a loss per share of $0.15.  The loss in the three months ended March 31, 2005 is primarily attributable to the loss on the sale of SelectForce, issuance of stock options to a non-employee and amending the loan agreement with its senior lender, resulting in an aggregate charge to revenue of $1,130,111. In addition, depreciation and amortization expense for the quarter was $543,481. For a complete financial report of the operating results please see the Company’s Form 10-Q filed with the SEC on May 23, 2005.

During the third quarter the Company sold its employee screening unit, SelectForce, to focus its efforts on its core business and further promote its growing Energy Management business.  The Company also completed it’s acquisition of R.S. Services which contributed approximately $1,100,000 in revenue and had approximate earnings of $17,000.  Our Lindley Food Service subsidiary generated a revenue increase of $779,712 for the quarter primarily from a new “Meals on Wheels” account in Everett, MA and the accounts purchased from Food Brokers.

“Our third quarter revenue offered a glimpse of what we expect to be a continuous growth pattern for our energy division.  The food division margins are beginning to improve which will be more noticeable in the following quarters.  Our main commitment is to provide our customers with proven food and energy saving products that we posses so they can realize current savings in their cost of doing business,” stated Geoffrey Ramsey, CEO.  “Our energy saving product, the LightMasterPlus®, has been recognized as a genuine solution by major third party documentation and we expect these developments to increase our visibility in the energy markets.”

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.